Filed pursuant to Rule 433
Registration Statement 333-205882

Shalom Bond Rate Sheet Seventh Series Valid November 1-30, 2017					Minimum Subscription $50 and $10 increments
					»	Issued on the 1st of each month.

Bond	Rate	Maturity Date	Maturity Payment		»	Maximum allowable amount purchased by one person on a specific date, registered in the name of one holder, is $2,500.

2-YEAR	2.66%	December 1, 2019	$52.70	(per $50 at maturity)	»	Maturity value and rate may be rounded.

Issues subject to availability. Bonds will not earn or accrue interest after maturity. Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified. For current rates, please visit the website. The bonds may not be transferred, sold or pledged (except under certain limited circumstances). The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.

Before you invest, you should read the prospectus on that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at sec.gov. Alternatively, the State of Israel or Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request. To request a prospectus please call 1.888.519.4111 or visit us at israelbonds.com Member FINRA.